Exhibit 99.1

For Release: Monday, June 3, 2013, 10 a.m. EDT

GM Reports its Highest Monthly Sales Since September 2008

Cadillac up 38 percent in 2013; Largest increase since 1976

DETROIT - General Motors Co. (NYSE: GM) sold 252,894 vehicles in the United States in May, up 3 percent compared with a year ago. Retail sales increased 9 percent, fleet sales were down 10 percent and the fleet mix was 26 percent of total sales.

“Cadillac is growing faster than it has in almost 40 years, the pickup rebound is in full swing and we're seeing strong retail demand for our crossovers” said Kurt McNeil, vice president of U.S. sales operations. “These are all powerful signs that the gradual recovery in the economy is becoming more broad-based. That's great news for the auto industry and General Motors.”

GM's trucks sales were up 15 percent versus a year ago, including a 23 percent increase for large pickups and a 30 percent increase for large SUVs.

Crossover sales were up 3 percent. Compact crossover sales were up 10 percent and set a monthly record behind the Chevrolet Equinox, which had its best month ever. The Equinox has now posted 17 consecutive monthly sales increases.

Retail passenger car sales were up 2 percent while total sales were down 6 percent. Lower fleet sales were due primarily to the timing of customer deliveries.

May 2013 Sales	Total Sales	YOY Change	Retail Sales	YOY Change
Chevrolet	179,510	0.9%	124,897	5.4%
GMC	41,594	7.0%	33,814	11.5%
Buick	17,982	(3.1)%	15,897	9.9%
Cadillac	13,808	39.9%	13,050	36.6%
Total GM	252,894	3.1%	187,658	8.6%

May Highlights (vs. 2012)

•	Cadillac's 40 percent sales increase marked its best May since 2007.

•	Chevrolet had its best retail sales month since August 2009.

•	Retail sales of GM's redesigned medium crossovers were very strong: the Chevrolet Traverse was up 14 percent, and GMC Acadia and Buick Enclave were up 15 percent and 19 percent, respectively.

May Highlights (vs. 2012) - continued

•	Strong Chevrolet Spark sales and double-digit increases for the Buick Verano, Chevrolet Sonic and Cruze drove a 27 percent increase in sales of mini, small and compact cars.

•	The Chevrolet Cruze had its best May sales ever, and the Sonic had its best month ever.

•	Chevrolet dealers delivered more than 2,350 all-new 2014 Impalas.

Calendar Year-to-Date

CYTD Sales	Total Sales	YOY Change	Retail Sales	YOY Change
Chevrolet	821,674	5.1%	559,991	6.6%
GMC	181,320	11.0%	154,874	12.7%
Buick	82,759	16.0%	74,113	16.9%
Cadillac	69,750	37.6%	62,937	28.6%
Total GM	1,155,503	8.3%	851,915	9.9%

Calendar Year-to-Date Highlights (vs. 2012)

•	The last time Cadillac delivered a larger year-to-date sales increase was in 1976.

•	Buick retail sales have increased for 13 consecutive months.

•	Truck sales were up 12 percent, including a 22 percent increase in sales of large pickups and a 23 percent increase for large SUVs.

•	Crossover sales were up 17 percent and car sales were essentially equal to a year ago.

•	GM's fleet mix was 26 percent, which is in line with the company's full-year strategy.

Inventory	Units @ May 31	Days Supply (selling day adjusted)	Units @ April 30	Days Supply (selling day adjusted)
All Vehicles	708,939	73	720,699	76
Full-size Pickups	220,466	93	228,524	103

Industry Sales	May SAAR (est.)	Calendar Year (est.)	GM Full Year Forecast
Light Vehicles	15.4 million range	15.2 million	15.0 - 15.5 million range

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Isuzu, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

CONTACT:
Jim Cain
313-407-2843
james.cain@gm.com

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

	May			(Calendar Year-to-Date) January - May
	2013	2012	%Change Volume	2013	2012	%Change Volume
Enclave	5,310	6,709	(20.9)	25,919	22,659	14.4
Encore	2,103	—	***.*	9,972	—	***.*
LaCrosse	4,804	5,663	(15.2)	20,483	23,686	(13.5)
Lucerne	—	34	***.*	4	922	(99.6)
Regal	1,607	2,550	(37.0)	7,437	12,502	(40.5)
Verano	4,158	3,609	15.2	18,944	11,578	63.6
Buick Total	17,982	18,565	(3.1)	82,759	71,347	16.0
ATS	3,249	—	***.*	15,724	—	***.*
CTS	2,457	4,161	(41.0)	12,717	20,437	(37.8)
DTS	—	75	***.*	3	350	(99.1)
Escalade	1,033	916	12.8	4,642	4,830	(3.9)
Escalade ESV	695	669	3.9	3,160	3,089	2.3
Escalade EXT	200	137	46.0	973	672	44.8
SRX	3,744	3,900	(4.0)	20,078	21,190	(5.2)
STS	1	13	(92.3)	3	120	(97.5)
XTS	2,429	—	***.*	12,450	—	***.*
Cadillac Total	13,808	9,871	39.9	69,750	50,688	37.6
Avalanche	1,980	2,113	(6.3)	10,166	9,283	9.5
Aveo	1	5	(80.0)	2	53	(96.2)
Camaro	7,929	9,023	(12.1)	35,076	40,574	(13.6)
Caprice	129	313	(58.8)	1,041	855	21.8
Captiva Sport	5,084	3,697	37.5	21,778	14,410	51.1
Cobalt	—	—	***.*	—	4	***.*
Colorado	244	3,778	(93.5)	2,879	17,333	(83.4)
Corvette	905	1,219	(25.8)	4,820	5,547	(13.1)
Cruze	23,055	19,613	17.5	100,818	94,901	6.2
Equinox	22,918	20,238	13.2	102,752	90,097	14.0
Express	8,353	7,447	12.2	31,734	29,713	6.8
HHR	—	—	***.*	2	9	(77.8)
Impala	10,841	15,879	(31.7)	66,127	81,221	(18.6)
Malibu	18,899	29,579	(36.1)	89,812	110,035	(18.4)
Silverado-C/K Pickup	43,283	34,555	25.3	199,327	160,942	23.9
Sonic	9,523	7,205	32.2	37,783	35,455	6.6
Spark	2,581	—	***.*	14,484	—	***.*
Suburban (Chevy)	4,753	4,577	3.8	17,850	17,932	(0.5)
Tahoe	9,243	7,169	28.9	35,067	26,847	30.6
Traverse	8,182	9,853	(17.0)	42,999	39,296	9.4
Volt	1,607	1,680	(4.3)	7,157	7,057	1.4
Chevrolet Total	179,510	177,943	0.9	821,674	781,564	5.1
Acadia	8,815	9,128	(3.4)	37,318	32,364	15.3
Canyon	88	910	(90.3)	812	4,761	(82.9)
Savana	1,906	2,571	(25.9)	6,320	9,951	(36.5)
Sierra	16,061	13,196	21.7	71,065	60,466	17.5
Terrain	7,847	8,772	(10.5)	42,617	38,807	9.8
Yukon	1,814	2,504	(27.6)	10,308	10,383	(0.7)
Yukon XL	5,063	1,796	181.9	12,880	6,632	94.2
GMC Total	41,594	38,877	7.0	181,320	163,364	11.0
GM Vehicle Total	252,894	245,256	3.1	1,155,503	1,066,963	8.3
26 selling days for the May period this year and 26 for last year.